Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

DATA FROM ASCOT STUDY WHICH INCLUDED PERINDOPRIL PRESENTED

AS LATE BREAKER AT AMERICAN COLLEGE OF CARDIOLOGY SCIENTIFIC

SESSIONS 2005

—Perindopril marketed as ACEON® (perindopril erbumine) Tablets in United States—

ORLANDO, FL., March 8, 2005 – Preliminary results released today from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) showed that patients receiving a regimen of the calcium channel blocker amlodipine and the angiotensin converting enzyme (ACE) inhibitor perindopril experienced a significant reduction in major cardiovascular endpoints and in all-cause mortality compared to patients receiving a regimen of the beta blocker atenolol and the diuretic bendroflumethiazide.

These preliminary results were presented today as a Late Breaking Clinical Trial at the American College of Cardiology Scientific Sessions in Orlando, Florida. Perindopril is marketed as ACEON® in the United States.

The 19,000 patient ASCOT study compared the ability of these two different treatment regimens to reduce a composite endpoint of nonfatal myocardial infarction and fatal coronary heart disease in hypertension patients. The study’s steering committee stopped the study early after observing a statistically significant reduction of approximately 15 percent in all-cause mortality in patients on the amlodipine and perindopril regimen. Patients in the amlodipine and perindopril arm of the study also experienced an approximately 10 percent reduction in the primary endpoint of nonfatal myocardial infarction and fatal coronary heart disease, though this difference did not reach statistical significance.

In addition, the preliminary results indicated that the patients taking the regimen of amlodipine and perindopril had an approximately 25 percent reduction in the risk of stroke and an approximately 15 percent reduction in the incidence of coronary events. It was announced today that final study results may be available later this year.

In the United States, perindopril, an ACE inhibitor with tissue activity, is marketed under the brand name ACEON® and is approved for the treatment of patients with essential hypertension. CV Therapeutics (Nasdaq: CVTX) and Solvay Pharmaceuticals, Inc. recently entered into a co-promotion agreement for ACEON®. In Europe, perindopril is marketed under several brand names, including Coversyl®.

About the ASCOT Study

The antihypertensive arm of the multi-national, randomized, ASCOT study compared the ability of two different treatment regimens to reduce a composite endpoint of nonfatal myocardial infarction and fatal coronary heart disease in more than 19,000 hypertensive patients.

Patients were randomized to receive either a treatment regimen of the beta blocker atenolol and the diuretic bendroflumethiazide or a treatment regimen of the calcium channel blocker amlodipine and the ACE inhibitor perindopril. The study’s steering committee stopped the study early after observing significant benefit in the amlodipine plus perindopril arm.

The ASCOT study was neither funded nor sponsored by CV Therapeutics, Inc. or Solvay Pharmaceuticals. Solvay Pharmaceuticals is the holder of the ACEON® Tablets IND and NDA in the United States. Further information on the study can be found at http://www.ascotstudy.org.

About ACE Inhibitors

ACE inhibitors act to reduce hypertension by interfering with the conversion of angiotensin I to artery-constricting angiotensin II. Blocking the production of angiotensin II results in arterial vasodilation and an accompanying reduction in blood pressure.

ACE inhibitors currently are recommended as first-line therapy for hypertension in certain patient populations, because of their safety and efficacy. Most recently, the Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation, and Treatment of High Blood Pressure has recommended ACE inhibitors as one of the initial therapy choices for patients with hypertension and additional compelling co-morbidities such as heart failure, postmyocardial infarction, high coronary disease risk, diabetes, chronic kidney disease and recurrent stroke prevention. ACEON® is only indicated for the treatment of patients with essential hypertension.

Certain ACE inhibitors, including ACEON®, which have been shown to have an enhanced affinity for the tissues, are known as tissue-ACEs.

About ACEON®

ACEON® is an ACE inhibitor indicated for the treatment of essential hypertension. It offers continuous 24-hour blood pressure control with once-daily dosing for hypertensive patients. ACEON® may be used alone or with other classes of antihypertensives.

ACEON® is contraindicated in patients known to be hypersensitive to this product or to any other ACE inhibitors and in patients with a history of angioedema related to previous treatment with an ACE inhibitor. When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, ACEON® should be discontinued as soon as possible.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four clinical development drug candidates and has entered into an agreement with Solvay Pharmaceuticals, Inc. to co-promote ACEON® (perindopril erbumine) Tablets for the treatment of hypertension.

CV Therapeutics has received an approvable letter from the U.S. Food and Drug Administration (FDA) relating to its new drug application for Ranexa™ (ranolazine) for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Inc. (now Biogen Idec Inc.). For more information, please visit CV Therapeutics’ website at www.cvt.com.

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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